Exhibit 17.1

November 23, 2010

Board of Directors

Structural Enhancement Technologies Corp.

40 Marcus Avenue

Hauppauge, NY  11788

            Re:      Structural Enhancement Technologies Corp. (the “Company”)

Dear Sirs:

            Please be advised that I hereby resign as Chief Financial Officer of Structural Enhancement Technologies Corp., effective November 23, 2010.

            My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

                                                                        Sincerely,

                                                                                                /s/ Michael Wade

                                                                                                Michael Wade